Exhibit 16.1

April 18, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 12, 2018, to be filed by our former client, Sundance Strategies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/BDO USA, LLP